[Letterhead of Womble Carlyle Sandridge & Rice, LLP]

June 15, 2012

Krispy Kreme Doughnuts, Inc.
370 Knollwood Street, Suite 500
Winston-Salem, North Carolina 27103

Re:	Registration Statement on Form S-8 Relating to the
Krispy Kreme Doughnuts, Inc. 2012 Stock Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel to Krispy Kreme Doughnuts, Inc., a North Carolina corporation (the “Company”), in connection with the preparation of the Company’s above-referenced registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the 4,300,000 shares of the Company’s common stock, no par value (the “Shares”), which are proposed to be offered and sold pursuant to the Krispy Kreme Doughnuts, Inc. 2012 Stock Incentive Plan (the “Plan”), and the preferred stock purchase rights (the “Rights”) associated with the Shares to be issued pursuant to the Shareholder Protection Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), dated as of January 14, 2010 (the “Rights Agreement”). This opinion is provided pursuant to the requirements of Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K.

     As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Shares and the Rights, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

     In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.

     We have assumed that the members of the Company’s Board of Directors (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. Further, the opinion below does not address the determination a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. It should be understood that our opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.

     Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that the Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plan and the Registration Statement, the Shares and the associated Rights will be validly issued and the Shares will be fully paid and non-assessable.

     This opinion is limited to the laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, LLP